Exhibit 10.1

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 30, 2021, by and among Felicitex Therapeutics, Inc., a Delaware corporation (“Purchaser”), and TarMeta Biosciences, LLC., a Pennsylvania corporation (“Company”), and Marc Duey and Felix Chapovsky (“Owners,”), collectively, the “Parties”.

Recitals

A. The board of managers of the Company has determined that it would be advisable and in the best interests of the Company and its Members, and the board of directors of the Purchaser has determined that it would be advisable and in the best interests of the Purchaser and its stockholders, that the Company merge with and into Purchaser (the “Merger”), with the Purchaser to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

B. In connection with the Merger, the outstanding units of the Company will be converted into common shares of Purchaser in accordance with the terms of this Agreement.

Agreement

Now, Therefore, in consideration of the covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Definitions.

1.1 Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocation” has the meaning set forth in Section 5.3(a).

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“Certificate” has the meaning set forth in Section 2.7(a).

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Balance Sheet” has the meaning defined in Section 2.10(b).

“Closing Date Tax Return” has the meaning defined in Section 5.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Equity” means all issued and outstanding Class A and Class B Units of Company prior to the time of the merger.

“Company Balance Sheet” has the meaning set forth in Section 3.7.

“Company Balance Sheet Date” has the meaning set forth in Section 3.9.

“Company Closing Certificate” has the meaning set forth in Section 6.2(c).

“Company Debt” means all (i) all outstanding payment obligations of the Company for borrowed money, including those evidenced by bonds, debentures, notes or other similar instruments; (ii) all outstanding payment obligations of the Company, determined in accordance with GAAP, under capital leases; (iii) all outstanding payment obligations of the Company for deferred purchase price for property, goods or services (including earn-outs (whether embodied in acquisition agreements, employment agreements or other form), but excluding accounts payable and other current liabilities incurred and paid in the ordinary course); (iv) all outstanding payment obligations of the Company in respect of letters of credit, to the extent drawn or funded; (v) break fees or other breakage costs for contracts relating to interest rate protection, swap agreements and collar agreements; (vi) liabilities secured by any encumbrance on property owned or acquired by the Company; (vii) liabilities of the Company in respect of severance, change of control payments, unfunded vested benefits or deferred compensation (excluding commissions); (viii) any amounts otherwise owed by the Company to any shareholder or any Affiliate of the Company; (ix) any client, customer or sublessee deposits; and (x) all indebtedness in the nature of guarantees of the obligations of other Persons described in the immediately preceding clauses (i) through (ix); and in each case, including all obligations in respect of principal, accrued interest, penalties, fees and premiums. For purposes of calculating Company Debt, all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses) shall constitute Company Debt. In no event will Company Debt include any (A) liability included in the calculation Adjustment Amount (as finally determined pursuant to Section 2.10), the definition of Net Working Capital or Specified Transaction Expenses, and (B) indebtedness arranged by the Purchaser or any of its Affiliates.

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company IT Systems” means all systems, devices or equipment enabling or relating to the Processing of data or information, including all Software operating on or in connection with such systems, devices or equipment, used or held for use in the conduct of the business of the Company or otherwise by or on behalf of the Company, whether owned or controlled by the Company or any other Person, including all computers, servers, storage devices, workstations, routers, hubs, switches, sensors, and other systems, devices or equipment.

“Competitive Activities” means managing, consulting for, being employed by, operating or having any ownership interest (including any voting interest) or financial interest in, or any governance or advisory role or any other similar relationship, whether as a sole proprietor, partner, owner, investor, shareholder, principal, agent, officer, director, employee, consultant, technical advisor, lender, trustee, beneficiary, consultant or otherwise, with respect to, any business that provides goods or services similar to, or comparable to, the goods and services provided by the Current Company Business.

“Contract” means any contract, agreement, understanding, lease, license, indenture, mortgage, deed of trust, evidence of Indebtedness, binding commitment or instrument, open purchase order, or offer, written or oral, express or implied, to which the Company is a party or by which the Company or any of its respective assets is bound.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“ERISA” has the meaning set forth in Section 3.22(a).

“ERISA Affiliate” has the meaning set forth in Section 3.22(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” has the meaning set forth in Section 3.5.

“Intellectual Property” means all of the following and all rights therein and related thereto which may exist or be created under any Legal Requirements of any jurisdiction in the world: (a) all inventions and all improvements thereto (whether patentable or unpatentable and whether or not reduced to practice); (b) all patents, patent applications and patent disclosures, including with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (c) all copyrights and rights associated with works of authorship, including rights of attribution and integrity and moral rights, and all rights associated with mask- works; (d) rights associated with confidential and proprietary information, including technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, methods, data, specifications, drawings, algorithms, prototypes, designs, tools, white papers, research and development; (e) all rights in data, databases, and collections and compilations of data; (f) all trademarks, service marks, and trade names; (g) all domain names, URLs, websites, e-mail addresses, social media names and handles, and all related account credentials and passwords; (h) all other intellectual property and proprietary rights and all analogous or similar rights; (i) all goodwill associated with any of the foregoing; (j) all registrations, applications, recordings, licenses and common-law rights relating to any of the foregoing; (k) all rights to sue at law or in equity for any infringement, violation, or other impairment to any of the foregoing, including the right to receive all proceeds and damages therefrom; and (l) all rights to obtain renewals, continuations, divisions, reissues, or other extensions of legal protections pertaining to any of the foregoing.

“Lease” has the meaning set forth in Section 3.19(a).

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of their assets, properties or businesses.

“Losses” means “Losses” will mean any liabilities, losses, demands, actions, losses, claims, Taxes, cost of investigation, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, whether or not arising out of a third party claim, but excluding any punitive damages (unless paid to a third party).

“Material Contract” has the meaning set forth in Section 3.15(c).

“Material Security Breach” has the meaning set forth in Section 3.13(j)(i).

”Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 2.6(a)(i).

“Operating Agreement” has the meaning set forth in Section 2.6(c)(iii).

“Owners” has the meaning set forth in introductory paragraph.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Closing Certificate” has the meaning set forth in Section 6.3(c).

”Software” means all computer software of any kind, in any form (including both source code, object code, or any other form), format, or programming language, including all programs, applications, interfaces, libraries, modules, databases, tools, algorithms, compilers, or files, all versions, updates, corrections, enhancements, replacements, and modifications of any of the foregoing, and all related documentation and all materials used to design, maintain, support or develop any of the foregoing.

“Specified Transaction Expenses” means the following expenses, to the extent incurred by the Company at or prior to the Closing in connection with the transactions contemplated hereby: expenses payable by the Company to its outside professional legal, financial and accounting advisors for services performed by them with respect to the Merger and the negotiation of this Agreement (including any expenses payable by the Company to such advisors for tax planning for its executives or stockholders); provided, however, that Specified Transaction Expenses will not include Taxes, all of which are set forth in Schedule 1.

“Statement of Merger” has the meaning set forth in Section 2.2(a).

“Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Subsidiary” means an entity in which at least 50% of its outstanding equity or financial interests are owned directly, indirectly or beneficially by another entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving Entity Material Adverse Effect” means any Effect that, individually or taken together with all other Effects is, or is reasonably and realistically likely to be, materially adverse to the overall financial condition, material assets (including material intangible assets), business (as then conducted by the Surviving Entity) or results of operations of the Surviving Entity.

”Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, escheat, unclaimed property, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Claim” has the meaning set forth in Section 5.3(e).

“Tax Return” means any return, information statement, report, declaration, estimate, schedule, notice, notification, form, election, certificate or other document required to be filed with a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 7.3(g).

“Third Party Intellectual Property” means (a) all Intellectual Property comprising, incorporated into or used in or in connection with developing, delivering, hosting, distributing, or otherwise providing, any product, service, or other offering of the Company and (b) any other Intellectual Property used or held for use in the conduct of the businesses of the Company, in each case that are owned or controlled by a Person other than the Company.

2. The Merger.

2.1 The Merger. At the Effective Time, the Company will be merged with and into the Purchaser in accordance with the relevant provisions of the DGCL. The separate corporate existence of the Company will cease, and the Purchaser will continue as the surviving entity (the “Surviving Entity”), governed by the laws of the State of Delaware.

2.2 Closing and Closing Deliverables.

(a) Closing. The consummation of the Merger (the “Closing”) will take place as soon as practicable, but no later than two (2) Business Days after the satisfaction or waiver of the last of the conditions set forth in Section 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the parties to this Agreement agree (the actual date on which the Closing takes place being the “Closing Date”). The Closing will take place virtually by means of exchange of documents electronically. On the Closing Date, the parties will cause the Merger to be consummated by filing (i) a Certificate of Merger in the form of Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

(b) Purchaser Closing Deliverables. Purchaser will deliver, at or prior to the Closing, each of the following:

(i) 5,769,231 shares of common stock.

(ii) Specified Transaction Expenses per Schedule 2.2(b)(ii) of Disclosure Schedule.

(c) Company Closing Deliverables. The Company, will deliver or caused to be delivered to Purchaser, at or prior to the Closing, each of the following:

(i) evidence satisfactory to Purchaser of the resignation of each of the managers and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time;

(ii) an Consulting Agreement with the Surviving Entity substantially in the form of Exhibit D duly executed by Felix Chapovsky (the “Employment Agreements”);

(iii) an employment agreement with the Surviving Entity substantially in the form of Exhibit E duly executed by Alexei Belenky;

(iv) duly endorsed certificates representing 100% of the issued and outstanding equity interests in the Company in form reasonably acceptable to Purchaser;

(v) resolutions of Unitholders of the Company, approving and authorizing the transactions contemplated by this Agreement;

(vi) resolutions of the board of managers of Company recommending the approval of this Agreement by the Unitholders of the Company;

(vii) a certificate of good standing, as applicable, dated not more than 15 days prior to the Closing Date, attesting to the good standing or active status of the Company under the laws of the State of Delaware; and

(viii) a Confirmatory Assignment Agreement, in form and substance satisfactory to Purchaser.

2.3 Effective Time and Effect of the Merger. The Merger and the other transactions contemplated by this Agreement will become effective at 11:59pm on the Closing Date (the “Effective Time”), as shall be specified in the Certificate of Merger duly filed in the Offices of the Secretary of State of Delaware.

2.4 Certificate of Incorporation; Bylaws. Unless otherwise agreed to by Purchaser and the Company prior to the Closing, at the Effective Time:

(a) The certificate of incorporation of Purchaser in effect immediately prior to the Effective Time will be that of the Surviving Entity until thereafter changed or amended as provided therein or by the DGCL; and

(b) The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Entity until thereafter amended.

2.5 Directors and Officers. At the Effective Time, the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Entity, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Merger Consideration; Effect on Company Common Stock.

(a) Merger Consideration. The “Merger Consideration” will consist of (1) 5,769,231 Shares of Purchaser common stock, and (2) assumption of any liabilities on the books of Company on the date of closing.

(b) Effect on Company Equity. Subject to any adjustments described in Section 2, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company:

(i) Each unit of Company Class A and Class B Units issued and outstanding immediately prior to the Closing will automatically be cancelled and retired and will cease to exist; and

(ii) Any units of Company Equity then held by the Company (or held in the Company’s treasury) will be canceled and retired and will cease to exist; and

(iii) The Company will cease to exist.

2.7 Exchange Procedures.

(a) Exchange Procedures. On the Closing Date, immediately following confirmation of the filing of the Certificate of Merger, the Owners will acknowledge the surrender of 100% of the outstanding equity interests in the Company pursuant to Section 2.2(c)(vi), and Purchaser shall issue shares in Purchaser Common Stock to the former Owners of the Company in accordance with the Proceeds Allocation Agreement entered into by and between the two former Owners (the “Allocation Agreement”).

(c) Transfers of Ownership. At the Effective Time, the unit transfer books of the Company will be closed, and there will thereafter be no further registration of transfers of units of Company Equity outstanding immediately prior to the Effective Time on the records of the Company.

2.8 Transaction Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Specified Transaction Expenses) will be paid by the Purchaser. Without limiting the generality of the foregoing, all Specified Transaction Expenses of the Company unpaid by the Company by the Closing Date will be borne the Purchaser.

3 Representations and Warranties of the Company and Owners. The Company and Owners represent and warrant to Purchaser that, as of the date of this Agreement, and except as disclosed in a disclosure schedule of even date herewith delivered by the Company to Purchaser (the “Company Disclosure Schedule”):

3.1 Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business consisting of validating drug candidates against known therapeutic targets of high clinical and commercial interest using a proprietary platform (the “Current Company Business”). The Company is duly qualified to do business and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Company requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered, or made available for review, to Purchaser or its advisors true and correct copies of its Certificate of Formation, Member’s Agreement, Operating Agreement and bylaws as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its Certificate of Formation, Member’s Agreement, Operating Agreement or bylaws. The Company has delivered to Purchaser or its Representatives (or made available for review by Purchaser or its Representatives) true and complete copies of its Capitalization Table and Minute Book and the Minute Book contains a materially complete and accurate summary of all meetings of mangers and unitholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement.

3.2 Subsidiaries. As of the date of this Agreement, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.3 Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding obligation of the Company and the Owners, enforceable against the Company and the Owners in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.4 Authorization.

(a) Unitholder Approval. The unitholder approval necessary to approve and effect the Merger, this Agreement, the other Transaction Agreements and the other transactions contemplated hereby and thereby (the “Unitholder Approval”) is the affirmative vote from the holders of a majority of the units of Company Equity.

(b) Board Approval. The Company Board pursuant to an action by unanimous written consent, duly and unanimously: (i) adopted resolutions approving, declaring advisable and recommending the approval by the unitholders of this Agreement and the other Transaction Agreements and the execution and delivery thereof and the consummation of the Merger and the transactions consummated hereby and (ii) determined that the Merger Consideration paid under this Agreement to the Owners and the other terms of this Agreement are in the best interests of the Company and the unitholders of the Company.

3.5 Noncontravention. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not constitute, and the consummation by the Company of the transactions contemplated hereby will not result in, a termination, or breach or violation by the Company of, or a default by the Company under (with or without notice or lapse of time, or both), (a) any provision of the Certificate of Formation, Member’s Agreement, Operating Agreement or bylaws of the Company, as amended, (b) any Material Contract or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (b) and (c) where such termination, breach, violation or default would not be reasonably expected to have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether domestic or foreign (each, a “Governmental Authority”) is required to be obtained or made by the Company at or prior to the Effective Time in order for the Company to execute and deliver this Agreement or to consummate the Merger, except for: (i) the filing of the Certificate of Merger and Plan of Merger as provided in Section 2.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required to be obtained or made by the Company under applicable state securities laws and (iii) as set forth in Section 3.4 of the Company Disclosure Schedule.

3.6 Governmental Authorizations. The Company has obtained each federal, state, county, local or foreign Governmental Authority consent, license, permit, grant or other authorization (“Permits”) that is required for the conduct of the Company as presently conducted, and all of such Permits obtained by the Company are in full force and effect.

3.7 Financial Statements. Section 3.7 of the Company Disclosure Schedules contains (a) the unaudited balance sheets, statements of operations, statements of stockholders equity and statements of cash flows of the Company as of and for the fiscal year ended December 31, 2019, and December 31, 2020 (b) the unaudited balance sheet statements of operations and cash flows of the Company for the nine-month period ended November 30, 2021, in the case of (a) above together with the notes to such financial statements (collectively, the “Company Financial Statements”) and (c) a good faith estimate of the amount of each item comprising Company Debt expected to be outstanding as of the Closing Date. The Company Financial Statements (i) are consistent with the books and records of the Company; (ii) have been prepared in accordance with GAAP (except as disclosed in the notes thereto) applied on a consistent basis throughout the periods covered; and (iii) fairly present, in all material respects, in accordance with GAAP the financial condition, results of operations, stockholders’ equity and cash flows of the Company as of the dates indicated therein (except as disclosed in the notes thereto), subject to normal year end audit adjustments and the absence of footnotes in the case of the unaudited the Company Financial Statements.

3.8 Capitalization and Stockholder Information.

(a) Capitalization. The issued and outstanding units of Company consists of 1,000,000 Class A Units and 1,000,000 Class B Units which are voting units. All outstanding units of Company Equity (i) are duly authorized, validly issued, fully paid and non- assessable, (ii) are free of any Encumbrances created by the Company except for Permitted Encumbrances and as set forth in the Company’s bylaws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Certificate of Formation, Member’s Agreement or Operating Agreement or bylaws of Company or any agreement to which Company is a party or by which it is bound. There are no options, warrants, calls, rights, commitments, or agreements that are outstanding to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any units or obligating Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Equity.

(b) Units and Unitholder Information. Section 3.8(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement: (i) the number of units of Company Common Units that each current stockholder of the Company holds of record; and (ii) the address of each such unitholder. The Owners are the legal and beneficial owners of all the equity interests in the Company, free and clear of Encumbrances (other than Permitted Encumbrances). There are no voting trusts or other agreements or understandings to which the Company or an Owner is a party or by which the Company or an Owner is bound with respect to the voting, transfer or other disposition of any equity interest of the Company.

3.9 Absence of Certain Changes. Between November 30, 2021 (the “Company Balance Sheet Date”) and the date of this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any event that has had a Company Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of the Company; and (c) any amendment to the Company’s Certificate of Formation, Member’s Agreement, Operating Agreement, or bylaws.

3.10 Absence of Undisclosed Liabilities. Except as set forth in Section 3.10 of the Company Disclosure Schedules, the Company does not have any material obligation or liability of any nature (matured or unmatured, fixed or contingent) other than: (a) those set forth or adequately provided for in the Company Balance Sheet; (b) those described in Section 3.10 to the Company Disclosure Schedule; (c) those incurred in the ordinary course of business since the September 30, 2021 (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability and all of which will be reflected in the Closing Working Capital to the extent not satisfied prior to Closing); and (d) liabilities under this Agreement.

3.11 Litigation.

(a) Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no private or governmental action, claim, suit, proceeding, arbitration or, to the knowledge of the Company, investigation, pending before any Governmental Authority (or, to the knowledge of the Company, being overtly threatened against the Company or, to the knowledge of the Company, against any of its respective officers or directors (in their capacities as such)).

(b) There is no judgment, decree or order against the Company or, to the knowledge of the Company, against any of its respective directors or officers (in their capacities as such) that specifically names Company or such managers or officers.

3.12 Restrictions on Business Activities. Except for any confidentiality agreement or non-disclosure agreement to which the Company is a party, and which limits only the disclosure of information and copies of which have all been provided to Purchaser, there is no agreement, judgment, injunction, order or decree binding upon the Company that has, or would reasonably be expected to have, the effect of prohibiting or impairing (i) the conduct of the Company’s business as currently conducted, or (ii) the ability of the Company to transact business in any market, field or geographical area or with any Person.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, copyright applications and registrations, trademark applications and registrations, and domain name registrations, in each case which constitute Owned Intellectual Property or are licensed exclusively to the Company (“Registered IP”). Section 3.13(a) of the Company Disclosure Schedule further sets forth any actions that must be taken by the Company within 180 days after the date of this Agreement with respect to any Registered IP, including the payment of any professional attorney’s fees, payment of any registration, maintenance or renewal fees, or the filing of any responses, certificates, or other similar documents.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth all agreements under which the Company grants or receives any rights, title, or interest in or to any Business Intellectual Property (other than agreements under which Company receives rights in or to Off-The-Shelf Software), including the distribution or license of, or royalty payments with respect to, Business Intellectual Property, whether as licensor or licensee.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule:

(i) the Company owns all right, title and interest in and to all of the Owned Intellectual Property, and has a valid right to use (including, as applicable, reproduce, modify, incorporate, distribute, sell, market, license, make or have made, sublicense or provide access to) all Third Party Intellectual Property pursuant to the terms of valid and subsisting written agreements governing such Third party Intellectual Property, and following the Closing will continue to own all such right, title and interest in and to all Owned Intellectual Property and will continue to have all such valid rights to use all Third Party Intellectual Property, and following the Closing will continue to own all such right, title and interest in and to all Owned Intellectual Property and will continue to have all such valid rights to use all Third Party Intellectual Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances), free from any requirement of any past, present or future payments, charges or fees (other than maintenance or renewal payments payable to a Governmental Authority), free and clear of any conditions, rights or restrictions (except, in the case of Third Party Intellectual Property, as provided pursuant to the terms of the written agreements governing such Third Party Intellectual Property), and without the need for any consents (except, in the case of Third Party Intellectual Property, as provided pursuant to the terms of the written agreements governing such Third Party Intellectual Property);

(ii) the rights of the Company in the Owned Intellectual Property and the rights of the Company in the Third Party Intellectual Property obtained under the agreements set forth in Section 3.13(b) of the Company Disclosure Schedule together constitute all Intellectual Property necessary to conduct the business of Company and after the Closing will continue to constitute all Intellectual Property necessary to conduct the business in the same manner as conducted before the date hereof;

(iii) (A) the Company is not infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, and (B) the conduct of the business of the Company, including any utilization of any Owned Intellectual Property or any Third Party Intellectual Property, has not infringed upon, misappropriated, or otherwise violated any Intellectual Property or other rights owned or held by any other Person or constituted unfair competition or trade practices under the laws of any jurisdiction;

(iv) (A) all Owned Intellectual Property and all rights of the Company in and to all Third Party Intellectual Property, are valid and in full force and effect, (B) there exists no valid basis for a claim that any Owned Intellectual Property or any such rights in or to any Third Party Intellectual Property are invalid or not in effect, (C) all Owned Intellectual Property and all rights of the Company in and to all Third Party Intellectual Property are enforceable, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, (D) no Owned Intellectual Property or Third Party Intellectual Property is subject to any outstanding Encumbrance (other than Permitted Encumbrances), judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property, (E) there is not (nor has there been within the past 6 years) any pending or, to the Company’s knowledge, threatened, legal, administrative or governmental action, suit, claim or proceeding relating to any Owned Intellectual Property or Third Party Intellectual Property (including any interference, reissue, reexamination or opposition proceeding or proceeding contesting the rights of the Company in or to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property), and (E) the Company has not received any notice or claim challenging the Company’s ownership of the Owned Intellectual Property or the validity or enforceability thereof;

(v) to the Company’s knowledge, there is not any ongoing or other current, and has not been any prior or past, infringement or misappropriation of any Business Intellectual Property by any Person;

(vi) the Company is not now and has at no time been bound by any existing or contingent covenant or obligation (A) not to sue or to otherwise refrain from enforcing any legal rights with respect to any Business Intellectual Property, or (B) to grant or offer to any Person any license or other right to any Intellectual Property that is material to Company;

(vii) the Company is and has at all times been in compliance in all material respects with all applicable Laws with regards to all Owned Intellectual Property (including making all filings, making payment of all filing, examination, maintenance, and other similar fees, and making all proofs of working or use, and taking all other actions required to be taken to maintain all Registered IP in full force and effect);

(viii) no funding, facilities, personnel, or assistance of any Governmental Authority or any university, college, or other educational institution or research center, was used in the development of any Owned Intellectual Property;

(ix) the Company has not assigned or otherwise transferred ownership of or granted an exclusive license to (or agreed to assign or otherwise transfer ownership of or grant an exclusive license to) any Intellectual Property that is or was material to the business of the Company;

(x) the Company is not currently and have never been a member or promoter of, or a contributor to, any industry standards body or similar organization;

(xi) the Company is not bound or required to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or other violation of any rights in any Intellectual Property (other than in any agreement relating to Off-The-Shelf Software); and

(xii) the Company has not permitted the rights of the Company in any Intellectual Property that is material to the Current Company Business to go abandoned, become cancelled, expire, or enter the public domain.

(d) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in: (i) a loss of, or Encumbrance (other than Permitted Encumbrances) on, any Owned Intellectual Property; (ii) a breach of any contract or agreement listed or required to be listed in Section 3.13(b) of the Company Disclosure Schedule; (iii) the Company becoming bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses; (iv) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; (v) the Company becoming obligated to pay any royalties or other fees or amounts with respect to Third Party Intellectual Property in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby; or (vi) the grant, assignment or transfer to any Person of any license or other right or interest under, to or in any of the Owned Intellectual Property.

(e) The Company has taken commercially reasonable steps to protect the Company’s right, title, and interest in and to all material Business Intellectual Property, including not less than reasonable measures to protect and maintain the secrecy and confidentiality, and otherwise prevent the disclosure, of any confidential information within the Business Intellectual Property.

(f) All Persons who contributed to the authorship, invention, creation, conception or development of any Intellectual Property for or on behalf of the Company, whether as an employee or contractor of the Company or otherwise: (i) have an enforceable legal obligation of confidentiality to the Company with respect to such Intellectual Property and any information relating thereto; and (ii) have duly executed and delivered valid and binding written agreements with the Company irrevocably assigning, without additional consideration, to the Company, complete and exclusive ownership of all such Intellectual Property, including inventions, discoveries and ideas, whether or not patented or patentable, authored, invested, created, conceived or reduced to practice during the course of their employment or work for the Company. To the Company’s knowledge, no such Person is in breach of any such legal obligation or agreement. No such Person, and no other current or former employee or contractor of the Company, has any valid claim, right or interest in or to any Owned Intellectual Property.

(g) The Company has taken commercially reasonable steps to maintain the confidentiality of all proprietary and confidential information owned or held by such entity. Without limiting the foregoing, all Business Intellectual Property comprising trade secrets under the Legal Requirements of any applicable jurisdictions has been maintained by the Company in confidence in accordance with not less than commercially reasonable protection procedures. All Persons who are or were current or former employees, officers, consultants, agents, or contractors of the Company have each duly executed and delivered to the Company valid and binding written agreements obligating such Person to maintain the confidentiality of all proprietary and confidential information owned or held by the Company and restricting such Person’s right to disclose any such proprietary and confidential information.

3.14 Interested Party Transactions. Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Company is not indebted to any director, officer or employee of the Company (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no such director, officer or employee is indebted to the Company. Except as set forth in Section 3.14 of the Company Disclosure Schedule, no Owner or any Affiliate thereof (i) owns or has any interest in any property (real or personal, tangible or intangible), used in or pertaining to the business of, the Company other than as a result of his or her ownership of or interest in such Company Common Stock, (ii) has any claim or cause of action against the Company, (iii) owes, or is owed, anything by, the Company, or (iv) is, or was during the prior 12 months, a party to any Contract with the Company. All assets and liabilities, other than payroll and other employee benefits received consistent with past practices and in accordance with applicable Company policies, that have been transferred to Owners or any Affiliate thereof during the prior 12 months is listed on Section 3.14A of the Company Disclosure Schedule (such assets and liabilities, the “Retained Assets and Liabilities”)

3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered to Purchaser, or made available to Purchaser or its advisors, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement.

(b) With respect to each Material Contract listed in Section 3.15(a) of the Company Disclosure Schedule: (i) such Material Contract is in full force and effect as of the date of this Agreement and constitutes a legal, valid and binding agreement of the Company, and the Company has no knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); and (ii) (A) neither the Company nor, to the Company’s knowledge, any other party to such Material Contract is in material breach or material default of such Material Contract, and no other party to any Material Contract has alleged that the Company is in default or failed to comply with the terms of any Material Contract, (B) the Company, as of the Closing Date, is capable of satisfying all obligations imposed on it by the terms of each Material Contract and (C) no event, condition, occurrence or act has occurred that with notice or lapse of time or any other event or condition would constitute a breach or default thereunder by the Company, or would permit the modification or premature termination of such Material Contract by any other party thereto.

(c) “Material Contract” means any oral or written legally binding, executory contract, agreement or commitment to which the Company is a party (i) that is a Customer Contract that provides for payments to or performance by the Company in an amount equal to or in excess of $5,000 per annum in the aggregate,

3.16 Customers and Suppliers.

(a) Customers. Section 3.16(a) of the Company Disclosure Schedule lists the top 13 customers of the Company based on monthly recurring revenue as of September 30, 2021 (all such customers, “Material Customers”). Since November 30, 2021, no Material Customer of the Company has canceled, terminated or modified its relationship in a manner adverse to the Company (including decreasing the services supplied by the Company), or made any statement (oral or written) to the Company that it intends to cancel, terminate or modify its relationship in a manner adverse to the Company, and the Company has no knowledge that any Material Customer intends to cancel, terminate or modify its relationship in a manner adverse to the Company.

(b) Suppliers. Section 3.16(b) of the Company Disclosure Schedule lists the top 10 suppliers of the Company based on amounts paid for the first eleven months of 2021 (all such suppliers, “Material Suppliers”). Since November 30, 2021, no Material Supplier of the Company has canceled, terminated or modified its relationship in a manner adverse to the Company (including decreasing its services or supplies to the Company), or made any statement (oral or written) to the Company that it intends to cancel, terminate or modify its relationship in a manner adverse to the Company, and the Company has no knowledge that any Material Supplier intends to cancel, terminate or modify its relationship in a manner adverse to the Company.

3.17 Employees and Consultants. The Company has made available to Purchaser a list, as of the date of this Agreement, containing (a) the names of all current employees (including part-time employees and temporary employees), current leased employees, current independent contractors and current consultants of the Company, and (b) their current respective base salaries or wages or fees, target incentive compensation, dates of employment or service and title. Except as provided in Section 3.17 of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Legal Requirements, (ii) the Company’s relationships with all individuals who act on their own as independent contractors or other service providers to the Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination, and (iii) no employee is on disability or other leave of absence. Each individual providing services to the Company having the status of (1) an independent contractor or other non- employee status; or (2) as an exempt or non-exempt employee is properly so classified for purposes of (A) eligibility to participate in Company Employee Plans; (B) the Fair Labor Standards Act; and (C) applicable Tax laws pertaining to withholding, taxation and reporting with respect to the payments for such services.

3.18 Title to Property. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company has good and valid title to all of its owned tangible properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date that are listed in Section 3.18 of the Company Disclosure Schedule), free and clear of all Encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (i) liens for current taxes not yet due and payable which have been properly reserved for on the Company’s Financial Statements; (ii) liens for current taxes that are being contested in good faith by appropriate proceedings or that are otherwise not material and, which in either case, have been properly reserved for on the Company’s Financial Statements; (iii) liens securing debt that is reflected on the Company Balance Sheet; (iv) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, none of which is reasonably be expected to result in a Company Material Adverse Effect.

3.19 Real Estate.

(a) All leases for real property (each a “Lease” and collectively, “Leases”) to which the Company is a party are in full force and effect and are binding and enforceable against the Company, and, to the Company’s knowledge, against the lessors thereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified through the date of this Agreement, have been delivered to Purchaser or its advisors (or have been made available for review by Purchaser or its advisors). The Company does not own any real property.

(b) With respect to the Leases, the Company is not in default under the terms of the Leases; and, to the knowledge of the Company, each lessor is not in default under any of the terms of the Leases, in each case, where such default would reasonably be expected to result in a Company Material Adverse Effect.

3.20 Environmental Matters. The Company is in compliance with all applicable Environmental Laws relating to the real properties used, leased or occupied by the Company (collectively, “Company’s Facilities”), except for any non-compliance that would not reasonably be expected to result in a Company Material Adverse Effect. The Company has not and, to the Company’s knowledge, no third party has, discharged, emitted, released, leaked or spilled Hazardous Materials at any of the Company’s Facilities in violation of any applicable Environmental Law. As of the date of this Agreement, no civil, criminal or administrative action, proceeding or, to the Company’s knowledge, investigation is pending against the Company, or, to the Company’s knowledge, is being threatened against the Company, with respect to Hazardous Materials or Environmental Laws.

3.21 Taxes. Except as set forth in Section 3.21 of the Company Disclosure Schedule:

(a) The Company and each Subsidiary have filed all income Tax Returns and all other material Tax Returns that it was required to file (taking into account all applicable extensions to file any such Tax Return), which Tax Returns are true, correct, and complete in all material respects, and paid all income and other material Taxes which have become due and payable by it (whether or not shown on any Tax Return). Any unpaid Taxes of the Company and its Subsidiaries as of the date of the Company Financial Statements did not exceed the reserve for Tax liability set forth on the Company Financial Statements. Since the date of the Company Financial Statements, the Company and its Subsidiaries have not incurred any liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice, other than liability for Taxes incurred pursuant to the transactions contemplated in this Agreement. The Company and each of its Subsidiaries has withheld and collected all material Taxes required to have been withheld and collected, including amounts required to be withheld from payments made owing to any employee, independent contractor, creditor, equity holder, or other third party, and has paid over such amounts withheld or collected to the proper Governmental Authority all such Taxes. The Company has delivered or made available to Purchaser or to Purchaser’s representative complete and correct copies of all US federal income Tax Returns of the Company and its Subsidiaries filed on or after December 31, 2011.

(b) Neither the Company nor any Company Subsidiary has received from any Governmental Authority any written notice of assessment or proposed or threatened assessment in connection with any material Tax or a material Tax Return, which has not been resolved or paid in full, and to the Company’s and each Company Subsidiary’s knowledge, there are no material Tax examinations, Tax claims or Tax actions currently pending, asserted or threatened.

(c) No extension of time with respect to any date on which a Tax Return was required to be filed by the Company or any of the Company Subsidiaries that extends such date beyond the date of this Agreement is in force, and no waiver or agreement by the Company or any of the Company Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date of this Agreement.

(d) Neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority in a jurisdiction where the Company has not filed any Tax Return any written claim that the Company or any Company Subsidiary is subject to taxation by that jurisdiction.

(e) There are no liens for Taxes on any material asset of the Company or of any Company Subsidiary other than liens for Taxes not yet due and payable.

(f) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.22 Employee Benefit Plans. There are no Company benefit plans

3.23 Employee Matters. The Company is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no material proceedings pending or, to the Company’s knowledge, being threatened, against the Company by current or former employees. The Company is not a party to any collective bargaining agreement or other labor union contract, nor does the Company know of any activities or proceedings of any labor union to organize the employees of the Company.

3.24 Insurance. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

3.25 Compliance With Laws. The Company is in material compliance with, and has not received any written notices of any pending violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of the Current Company Business.

3.26 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.27 Bank Accounts; Powers of Attorney. Section 3.27 of the Company Disclosure Schedule sets forth a complete and accurate list of: (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all Persons holding general or special powers of attorney from the Company, and a summary statement of the terms thereof.

3.28 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Company Disclosure Schedules), Company has not made and does not make any other express or implied representations or warranty. For the avoidance of doubt, except for representations and warranties contained in this Section 3 (including the related portions of the Company Disclosure Schedules), Company has not made and does not make any representation or warranty in connection with any projections, estimates, budgets, documents or information delivered or made available to Purchaser, Purchaser and/or any of their Representatives prior to the Closing.

4. Representations and Warranties of Purchaser Parties. Purchaser Parties jointly and severally represent and warrant to the Company and the Owners that:

4.1 Organization, Standing and Power. Each Purchaser Party is a corporation duly incorporated, validly existing and in good standing, if applicable, under the laws of the State of Delaware. There is no pending or, to the knowledge of the Purchaser, threatened, action for the dissolution, liquidation or insolvency of Purchaser.

4.2 Authority. Purchaser has all requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the applicable Purchaser Party, and no other authorization or consent of Purchaser is necessary. This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3 Noncontravention. Neither the execution and delivery by Purchaser, nor the consummation by Purchaser of any of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the certificate of incorporation or bylaws of Purchaser;

(b) require on the part of Purchaser any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Merger or any of the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Purchaser is a party or by which Purchaser is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Purchaser Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Purchaser Material Adverse Effect;

(d) violate any order, writ, injunction or decree applicable to Purchaser or any of its properties or assets, except for any violation that would not reasonably be expected to have a Purchaser Material Adverse Effect;

(e) violate any statute, rule or regulation applicable to Purchaser or any of its respective properties or assets, except for any violation that would not reasonably be expected to result in a Purchaser Material Adverse Effect; or

(f) render Purchaser insolvent or unable to pay its debts as they become due.

4.4 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of the Purchaser, investigation, pending before any Governmental Authority or, to the knowledge of the Purchaser, overtly threatened in a communication with Purchaser, against Purchaser or any of its properties, officers or directors (in their capacities as such) that would reasonably be expected to result in a Purchaser Material Adverse Effect.

(b) There is no judgment, decree or order against Purchaser Party or, to the knowledge of the Purchaser, against any of its respective directors or officers (in their capacities as such) that specifically names Purchaser or such member, manager or officers and that would reasonably be expected to result in a Purchaser Material Adverse Effect.

4.5 Intentionally Omitted.

4.6 Financing. Purchaser has and will have, from and after the Effective Time, sufficient funds on hand and available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Merger Consideration to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement.

4.7 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Purchaser or Purchaser in connection with the Merger, this Agreement or any transaction contemplated hereby.

4.8 Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.9 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Person has relied solely upon its own investigation and the express representations and warranties of Company set forth in Section 3 of this Agreement; and (b) none of Company or Owners or any other Person has made any representation or warranty as to Company or the Current Company Business, except as expressly set forth in Section 3 of this Agreement.

5. Additional Agreements.

5.1 Commercially Reasonable Efforts; Government Approvals and Further Assurances.

(a) Purchaser and the Company will use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement will: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, provided that such efforts shall in no event require Company to compensate the party whose consent is requested; provided, further, that nothing in this Section 5.1(a) shall limit any claim for any Loss by Purchaser under this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

(b) Each party will use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.

(c) Each of the Company and its owners, on the one hand, and Purchaser, on the other hand, shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat, and in connection with any such proceeding, each of the Company and its Owners, and Purchaser will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such proceeding. Upon the terms and conditions set forth herein, each of the parties shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, the Merger and other transactions contemplated hereby in accordance with the terms hereof.

5.2 Confidentiality; Announcements. Following the Closing, the Owners shall maintain in confidence any information it may have in relation to the Company, Purchaser or the Surviving Entity, and such information shall not be disclosed or used by an Owner or their Affiliates without the Purchaser’s prior written consent, unless such information is (i) otherwise publicly available through no breach of this Section 5.2 or (ii) required to be disclosed pursuant to any Law or Order applicable to the Owner or his Affiliates. If the Owner or any of his Representatives or Affiliates becomes legally compelled to disclose any such information or documents as referred to in this paragraph, the Owner shall provide Purchaser with prompt written notice before such disclosure, sufficient to enable Purchaser either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure (and the Owner shall reasonably cooperate with Purchaser in seeking any such protective order or other appropriate remedy) or to waive compliance with the provisions of this Section 5.2 or both. In the event that such protective order or other appropriate remedy is not obtained, the Owner shall furnish only that portion of such information or document that has been legally compelled and shall exercise their reasonable best efforts to obtain assurances that confidential treatment will be accorded to such disclosed documents or information.

(b) To the extent applicable, Purchaser shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns of the Company and any of the Company Subsidiaries (each, a “Straddle Period Tax Return”) that cover a tax period that begins before the Closing Date and ends after the Closing Date (each, a “Purchaser Prepared Return”), and Purchaser shall timely remit or cause to be timely remitted any Taxes due in respect of such Tax Returns; provided, however, that Owner shall remit to Purchaser that portion of the Tax (the “Straddle Tax Amount”) that relates to the period in such Straddle Period Tax Return that is before and ends on the Closing Date. Straddle Period Tax Amount shall be determined as if the Straddle Period Tax Return ended on the Closing Date, except in the case of property taxes, in which case the Straddle Period Tax Amount shall be prorated on a daily basis using the number of days in the tax period for such Straddle Period Tax Return. Purchaser shall prepare such Tax Returns in a manner consistent with the past practice of the Company and the Company Subsidiaries, and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used by the Company or the Company Subsidiaries in prior periods in filing such Company Tax Returns. In the event that any item reflected on any Purchaser Prepared Return could form the basis for a claim of indemnification, Purchaser will submit such Purchaser Prepared Return to the Owners for review and approval at least fifteen (15) days prior to the due date for filing such Purchaser Prepared Return, and will not file any such Purchaser Prepared Return without the prior written consent of the Owner, which consent will not be unreasonably withheld, conditioned or delayed. Each such Purchaser Prepared Return described in the preceding sentence will reflect the Owner’s comments that are more likely than not to be upheld under applicable Legal Requirements.

(c) Intentionally Omitted

(d) With respect to any audit, litigation or other proceeding with respect to Tax matters that could reasonably be expected to form the basis for a claim of indemnification against the Owners pursuant to this Agreement (each a “Tax Claim”), the Owners shall have the right to control such Tax Claim, including the defense and settlement thereof; provided that the Owners (i) will keep the Purchaser reasonably informed concerning the progress of such Tax Claim, (ii) provide the Purchaser and the Company copies of all correspondence and other documents relevant to such Tax Claim, and (iii) will not settle such Tax Claim without the consent of the Purchaser and the Company which consent will not be unreasonably withheld, conditioned or delayed. The Company will cooperate fully with the Owners with respect to any such Tax Claim. The Purchaser will have the right to participate in the defense of any such Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by the Owners and the Company. To add clarification as to the Purchaser’s rights with respect to the defense of any Tax Claim the Owners control, the Purchaser will have the right to participate in the defense of any such Tax Claim (which will include participation in meetings with taxing authorities and review and comment on written submissions to taxing authorities) and to employ counsel, at the expense of the Purchaser, separate from the counsel employed by the Owners and the Company.

(e) Purchaser, the Company and their Affiliates, on the one hand, and the Owners, on the other hand, shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Company Tax Returns, and any proceeding, investigation, audit or review by a Governmental Authority with respect to Taxes. Such cooperation shall include signing any Company Tax Returns, amended Company Tax Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Purchaser and the Company agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or any of the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the Owner’s indemnification obligations hereunder with respect to Tax matters, and to abide by all record retention agreements entered into with any taxing authority, and (ii) until the expiration of the Owner’s indemnification obligations hereunder with respect to Tax matters, to give the Owner’s Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Owner so requests, Purchaser or the Surviving Entity, as the case may be, will allow the Owner to take possession of such books and records.

(f) Purchaser and Owners agree that Purchaser, on the one hand, and the Owners, on the other hand, each shall pay one-half (1/2) of any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and that Purchaser and the Company shall be responsible for timely filing all related Tax Returns, and the Owner shall cooperate with Purchaser in connection with any such filings.

5.3 Release. Effective as of the Closing, the Purchaser, hereby unconditionally and irrevocably and forever releases and discharges each member of the Company and each of its Affiliates, successors and assigns, and any present and former directors, managers, officers, employees or agents of such Person (each, a “Company Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Company Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing, other than (i) those obligations and agreements established pursuant to this Agreement and the agreements and instruments delivered in connection with this Agreement, (ii) any claims for compensation, expenses or benefits payable to such Person in such Person’s capacity as an officer, director or employee of the Company and (iii) any claim or cause of action that arises after the date hereof. The Owners expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

The Owners understand the significance of this release of unknown claims and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Owners acknowledge that Purchaser and the Company will be relying on the waiver and release provided in this Section 5.3 in connection with entering into this Agreement and that this Section 5.3 is intended for the benefit of, and to grant third party rights to Purchaser, the Company and their respective Affiliates to enforce this Section 5.3.

5.4 Restrictive Covenants.

(a) The Owners acknowledge and agrees that: (i) Purchaser, by virtue of the transactions contemplated by this Agreement, as of the Closing will have a significant economic benefit in the Company and therefore interest in the protection of the goodwill, confidential information and trade secrets of the Company associated with the Business; (ii) in order to protect the goodwill, confidential information and trade secrets of the Company, the Owners agree, solely with respect to such Person’s Affiliates, to the limitations and restrictions set forth in this Section 5.4; (iii) Purchaser is entering into this Agreement in reliance on the limitations and restrictions set forth in this Section 5.4; (iv) the limitations and restrictions as to scope of activity and time set forth in this Section 5.4 are not oppressive and are reasonable and necessary to protect Purchaser’s and the Company’s substantial and legitimate business interests with respect to the Business; and (v) the Owner is a material beneficiary of the transactions contemplated by this Agreement.

(b) Owners agree that they will not, and will cause their Affiliates not to, directly or indirectly, for itself or on behalf of any other Person, during the Restricted Period, engage or participate, directly or indirectly, in any Competitive Activities anywhere in the Restricted Area. A violation of this Section 5.4(b) will not arise solely as a result of (a) any investment in stock or other interest of a Person or any of its direct or indirect subsidiaries listed on a national securities exchange or quotation system or traded in the over-the-counter market if the Owner does not, directly or indirectly, hold in the aggregate more than a total of one percent (1%) of all such shares of stock or other interest issued and outstanding, or (b) Owner’s employment by the Surviving Entity and his performance of services thereunder.

(c) Owners agree that they will not, and will cause their Affiliates not to, directly or indirectly, for itself or on behalf of any other Person, during the Restricted Period, engage or participate, directly or indirectly, in any Interfering Activities anywhere in the Restricted Area.

(d) Because of the difficulty of measuring economic losses to Purchaser or the Company as a result of a breach of the foregoing provisions of this Section 5.5, and because of the immediate and irreparable damage that could be caused to Purchaser or the Company for which they would have no other adequate remedy, the Owners agree that the foregoing covenants may be enforced by Purchaser or the Company in the event of breach by any Owner, by injunctions and restraining orders. The Owners further agree to waive any requirement for securing or posting of any bond in connection with such remedies. The limitations and restrictions in this Section 5.4 are severable and separate, and the unenforceability of any specific limitation or restriction shall not affect any other limitation or restriction. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 5.5 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

5 Conditions to the Merger.

6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Purchaser, on the one hand, and the Company and the Owners, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Purchaser and the Company and (ii) by proceeding with the Closing, Purchaser and the Company and each Owner will be deemed to have waived any of such conditions that remain unsatisfied);

6.1.1 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction will have been issued and remain in effect, nor will there be any U.S. federal or state statute, rule or regulation enacted or deemed applicable to the Merger, that makes the consummation of the Merger illegal.

6.2 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Purchaser and (ii) by proceeding with the Closing, Purchaser will be deemed to have waived any of such conditions that remain unsatisfied):

6.2.1 Representations and Warranties. The representations and warranties of the Company and each Owner in this Agreement that are qualified as to materiality will be true and correct, and all other representations and warranties of the Company and each Owner set forth in this Agreement that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

6.2.2 Performance of Covenants. The Company and each Owner will have complied with and performed in all material respects all of their respective covenants under this Agreement required to be complied with or performed by any of them at or prior to the Closing.

6.2.3 Certificate of Officer. Purchaser will have received a certificate executed on behalf of the Company by an officer of the Company (the “Company Closing Certificate”) representing and warranting that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.2.4 Receipt of Closing Deliveries. Purchaser will have received each of the agreements, instruments and other documents set forth in Section 2.2(c).

6.2.5 Approval by Member of Purchaser. The sole member of Purchaser shall have acted via written consent in accordance with applicable law, to approve the Merger and the adoption of this Agreement.

6.2.6 No Pending Governmental Litigation. There will not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that (i) is likely to result in a judgment in favor of such Governmental Authority and that challenges or seeks to restrain or prohibit the consummation of the Merger or (ii) relates to the Merger and seeks to obtain from Purchaser any damages or other relief that, if awarded, would have a material adverse effect on Purchaser and its subsidiaries (including the Surviving Entity), taken as a whole.

6.2.7 No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect will have occurred.

6.2.8 Consents. Purchaser shall have received all consents, waivers and approvals set forth on Schedule 6.2(h).

6.3 Additional Conditions to Obligation of the Company and Owners. The obligation of the Company and Owners to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the Company and Owners and (ii) by proceeding with the Closing, the Company and Owners will be deemed to have waived any of such conditions that remain unsatisfied):

6.3.1 Representations and Warranties. The representations and warranties of Purchaser in this Agreement that are qualified as to materiality will be true and correct, and all other representations and warranties of Purchaser set forth in this Agreement that are not so qualified will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

6.3.2 Performance of Covenants. Purchaser will have complied with and performed in all material respects all of its covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

6.3.3 Certificate of Officer. The Company will have received a certificate executed on behalf of Purchaser by an officer of Purchaser (the “Purchaser Closing Certificate”) representing and warranting that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

6.3.4 Receipt of Closing Deliveries. The Company will have received each of the agreements, instruments and other documents set forth in Section 2.2(b)(i), and Purchaser will have satisfied its Closing payment obligations set forth in this Agreement.

6.3.5 No Pending Governmental Litigation. There will not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that (i) is likely to result in a judgment in favor of such Governmental Authority and that challenges or seeks to restrain or prohibit the consummation of the Merger or (ii) relates to the Merger and seeks to obtain from the Company any damages or other relief that, if awarded, would have a Company Material Adverse Effect.

7 Indemnification

7.1 Expiration of Representations, Warranties and Covenants. All representations and warranties made by the Company, the Owners or Purchaser in this Agreement will expire on the eighteen-month anniversary of the Closing Date.

7.2 Indemnification.

7.2.1 By Purchaser. Subject to the limitations set forth in this Section and Sections 7.1 and 7.3 and the other provisions of this Agreement, from and after the Effective Time, Purchaser shall indemnify the Owner and his Affiliates and their respective stockholders, directors, officers, employees, agents, executors, heirs, representatives, successors in interest and assigns (each of the foregoing being referred to individually as an “Owner Indemnified Person”) in respect of, and hold them harmless against, and defend each of them from and against any and all Losses suffered by any Owner Indemnified Person resulting from (i) any inaccuracy or breach by Purchaser or Purchaser of any representation or warranty contained in Section 4 of this Agreement and (ii) the breach of any covenant of Purchaser or Purchaser in this Agreement or any agreement or other document contemplated hereby.

7.2.2 By Owners. Subject to the limitations set forth in this Section and Sections 7.1 and 7.3 and the other limitations set forth in this Agreement, from and after the Effective Time, Purchaser and its Affiliates and their respective stockholders, directors, officers, employees, agents, successors in interest and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) will be entitled to be indemnified by the Owner for Losses actually incurred by such Indemnified Person as a result of (i) any inaccuracy or breach of any representation or warranty of the Company or Owner set forth in Section 3 (other than Sections 3.7(c) (Company Debt), 3.21 (Taxes) and 3.22(g) (Compensatory Stock Rights)), (ii) the breach of any covenant of the Company or an Owner in this Agreement.

7.3 Limitations of Liability.

7.3.1 Sole and Exclusive Remedy. Subject to Section 7.3(e), the right of the Indemnified Persons to be indemnified pursuant to this Section 7 will be the sole and exclusive remedy with respect to any and all Losses or losses of any kind or nature whatsoever, whether in law, equity or otherwise, known or unknown, which such parties have now or may have in the future, including without limitation, any damages or losses attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any disclosure schedule or certificate delivered pursuant to this Agreement or any agreement or other document contemplated hereby.

7.3.2 Basket. Without limiting the effect of any other limitation contained in this Section 7, the indemnification provided for in this Section 7 with respect to a Loss under Section 7.2(i) will not apply, and the Indemnified Persons will not be entitled to exercise any indemnification rights under this Agreement, until the aggregate amount of the Losses against which such Indemnified Persons would otherwise be entitled to be indemnified under this Section 7 exceeds $50,000 (the “Basket”), at which point only the amount of the Loss in excess of the Basket will be recoverable (subject to the other limitations contained in this Agreement). For the avoidance of doubt, the limitations contained in this Section 7.2(b) shall not apply in connection with any fraud claims or intentional misrepresentation or any claim made by any Indemnified Person with respect to any Losses for which the Owner is obligated to indemnify any Indemnified Person pursuant to clauses (ii) through (vi) of Section 7.2.

7.3.3 Cap. The Owner’s indemnity obligations for Losses arising (A) under Section 7.2(i) through 7.2[(viii)] will be limited, in the aggregate, to an amount equal to the Total Merger Consideration actually paid or deemed to have been paid to the Owners by the Purchaser under this Agreement (the “Cap”).

7.3.4 Adjustments to Merger Consideration. No Indemnified Person shall be entitled to recover any Losses under this Section 7 that arise out of or relate to any facts or circumstances that have resulted in a reduction in the Merger Consideration finally determined pursuant to Section 2.10(c) or 2.13(k).

7.3.5 Fraud and Intentional Misrepresentation. Nothing in this Section 7.3 will limit any remedy Purchaser may have against any Person for fraud or an intentional misrepresentation committed by such Person under applicable Laws.

7.3.6 Interpretation of Materiality Qualifiers. For purposes of determining the existence of a breach of a representation or warranty and for purposes of calculating the amount of Losses under this Article 7, any inaccuracy in or breach of representation and warranty shall be determined without regard to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.3.7 Control of Defense; Conditions. In the event Purchaser or another Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) which Purchaser believes may result in a claim for indemnification pursuant to this Section by or on behalf of an Indemnified Person, Purchaser will promptly notify the Owner of such Third Party Claim. Notwithstanding the foregoing, no delay in providing such notice will affect an Indemnified Person’s rights under this Agreement, unless (and then only to the extent that) the Owner is materially prejudiced thereby. Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Losses that may be indemnifiable (“Indemnifiable Losses”). The obligations of the Owner under this Section with respect to Indemnifiable Losses arising from any Third Party Claim will be governed by the following additional terms and conditions:

(i) The Owners, at their option, will be entitled to assume control of the defense of any Third Party Claim at any time within 30 days of receiving notice of the Third Party Claim from Purchaser and may appoint as lead counsel of such defense any legal counsel selected by the Owners and approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. If the Owner assumes control of the defense of any Third Party Claim, the Owners will keep Purchaser and the Indemnified Person (if such Indemnified Person is not Purchaser) informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim.

(ii) Notwithstanding Section 7.3(g)(i) above, the Indemnified Person will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Person’s own expense unless (A) the Owners has failed to assume (or elect not to assume) the defense and employ counsel in accordance with Section 7.3(g)(i), (B) the named parties to any such Third Party Claim (including any impleaded parties) include both the Owner and the Indemnified Person and there exists an actual or potential conflict of interest between the Owners and the Indemnified Person under applicable standards of professional conduct, (C) such Third Party Claim seeks material non-monetary relief, (D) such Third Party Claim is a criminal claim or involves any allegations of criminal wrongdoing or fraud, or (E) such Third Party Claim is brought by a customer of the Company, in which each case the Indemnified Person will have the right, by notice to the Owner, to assume defense of such claim and the reasonable fees and expenses of the Indemnified Person’s counsel incurred in connection with such Third Party Claim will be included in the Indemnifiable Losses.

(iii) Neither the Owners nor the Indemnified Person will consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

(iv) Notwithstanding anything to the contrary in this Section 7.3, the control of any Tax Claim shall be governed exclusively by Section 5.3.

7.3.8 Insurance. The amount of any Losses otherwise recoverable under this Section 7 shall be reduced by any amounts that the Indemnified Persons or their Affiliates actually receive under insurance policies net of any related increase in insurance premiums. The Indemnified Parties shall use their commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

7.3.9 Treatment of Indemnity Payments. The parties hereto agree to treat any indemnity payment made pursuant to this Section 7 as an adjustment to the Merger Consideration for all purposes, including federal, state, local and foreign income tax purposes, unless otherwise required by applicable Legal Requirement.

7.3.10 Intentionally Omitted

8 General Provisions.

8.1 Notices. All notices and other communications under this Agreement will be in writing and will be deemed duly delivered (i) upon receipt if delivered personally (with written confirmation of receipt), (ii) one (1) Business Day after being sent by commercial overnight courier service, or (iii) upon confirmation of transmission if sent via e-mail or facsimile to the parties at the following addresses (or at such other address for a party as will be specified upon like notice):

(a)	if to Purchaser, to:

Maria Vilenchik, CEO

Felicitex Therapeutics, Inc.

27 Strathmore Road

Natick, MA 01760

mvilenchik@felicitex.com

Phone: +1 (919) 213-0025

(b)	if to the Owners, to:

Marc Duey

2000 Art School Road

Chester Springs, PA 19425

E-mail: marcduey@yahoo.com

And,

Felix Chapovsky,

21 Harriet Road,

Churchville, PA 18966

E-mail: felix@tarmetabiosciences.com

8.2 Company Disclosure Schedule. The Company Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the Sections of Section 3 of this Agreement. Any information set forth in any Part of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Parts of the Company Disclosure Schedule as though fully set forth in such other Parts if a specific cross-reference is made. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to (i) be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement or (ii) constitute a representation or warranty as to the materiality of any item disclosed. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and Owners contained in this Agreement. In no event shall the listing of any information in the Company Disclosure Schedules be deemed or interpreted to expand the scope of the Owner’s representations or warranties contained in this Agreement. Capitalized terms used in the Company Disclosure Schedules shall have the meanings set forth in this Agreement.

8.3 Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page delivered by facsimile, email, PDF or other electronic means of transmission will be binding to the same extent as an original signature page.

8.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant to this Agreement, including the exhibits to this Agreement, the Company Disclosure Schedule and the other schedules to this Agreement: (a) together constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings among the parties with respect to the subject matter of this Agreement; (b) are not intended to confer upon any other Person any rights or remedies under this Agreement; and (c) will not be assigned or assignable by Purchaser or by the Company (by operation of law or otherwise), without the written consent of each of the parties to this Agreement; provided that Purchaser may collaterally assign its rights under this Agreement, in whole or in part, to any lender or agent providing financing to Purchaser, but no such assignment shall relieve such party of its obligations hereunder and this proviso may not be amended without the consent of any such lender or agent.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

8.6 Remedies Cumulative. Except as otherwise provided in Section 7.3(a) or elsewhere in this Agreement, any and all remedies in this Agreement expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.7 Governing Law; Jurisdiction; Venue. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state court sitting in the State of Delaware or any United States federal court sitting in Wilmington, Delaware and agrees that process may be served upon it in any manner authorized by the laws of Wilmington, Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Wilmington, Delaware; and (c) each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

8.8 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.9 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties to this Agreement agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Amendment; Waiver. This Agreement may be amended and any provision of this Agreement waived, following receipt of the approval of the respective boards of directors of the Company and Purchaser at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment will be made which by Law requires further approval of the stockholders of the Company without the further approval of such stockholders. Any such amendment of any of the terms or conditions of this Agreement must be in writing and duly executed by each of the parties; any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights under this Agreement or to insist upon strict adherence to any term or condition of this Agreement on any one occasion will not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement will be deemed to or will constitute a waiver of any other term of condition of this Agreement (whether or not similar).

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that this Agreement is the joint and mutual work product of each of the parties and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced and any other headings or captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12 Third Party Beneficiaries. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Company shall have any rights under this Agreement or under any of the other agreements contemplated hereby, and (ii) no creditor of the Company shall have any rights under this Agreement or any of the other agreements contemplated hereby.

8.13 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, each of Purchaser and the Surviving Entity are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

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In Witness Whereof, the Company, Purchaser and the Owners have caused this Merger Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Felicitex Therapeutics, Inc.

By:	/s/ Maria Vilenchik
Printed Name: Maria Vilenchik
Title: CEO

TarMeta Biosciences, LLC

By:	/s/ Marc Duey
Printed Name: Marc Duey
Title: Chairman

Marc Duey, Owner.

By:	/s/ Marc Duey
Printed Name: Marc Duey
Title: Owner

/s/ Marc Duey
Marc Duey

Felix Chapovsky, Owner.

By:	/s/ Felix Chapovsky
Printed Name: Felix Chapovsky
Title: Owner